                     AMENDED AND RESTATED CREDIT AGREEMENT


This Amended and Restated Credit Agreement ("Agreement") is made and entered into on March 22, 2000, by and between Obagi Medical Products, Inc., a corporation ("Borrower") and Imperial Bank, a California banking corporation, ("Bank").

This Agreement amends and restates in entirety the Credit Agreement dated December 1, 1997 between the Bank and Borrower; the First Amendment to Credit Agreement dated May 28, 1999; the Second Amendment to Credit Agreement dated September 10, 1999; and the Third Amendment to Credit Agreement dated September 22, 1999.

Subject to the terms and conditions of this Agreement, any security agreement(s) executed by Borrower in favor of Bank, any note(s) executed by Borrower in favor of Bank, or any other agreements executed in conjunction therewith (collectively, the "Loan Documents"), Bank shall make the loan(s) and or advance(s) (individually a "Loan" and collectively "Loans") referred to below to Borrower.

In consideration of mutual covenants and conditions hereof, the parties hereto agree as follows:

1.       AMOUNT AND TERMS OF CREDIT

1.01         TERM LOAN A COMMITMENT.

(a) TERM LOAN A. Bank has made a term loan in the original amount of $3,000,000 ("Term Loan A"). The Term Loan A is subject to the terms and conditions of this Agreement. As of March 1, 2000, the outstanding principal amount of the Term Loan A was $2,100,000.

(b) TERM LOAN A NOTE. The interest rate, payment terms, maturity date and certain other terms of the Term Loan A are contained in a promissory note dated December 1, 1997 together with an Addendum and an Interest Rate Addendum to Note, all as such may be amended or replaced from time to time.

1.02         TERM LOAN B COMMITMENT.

(a) TERM LOAN B. Bank has made a term loan (the "Term Loan B") in the original amount of $750,000 ("Term Loan B"). The Term Loan B is subject to the terms and conditions of this Agreement. As of March 1, 2000, the outstanding principal amount of the Term Loan B was $609,375.

(b) TERM LOAN B NOTE. The interest rate, payment terms, and certain other terms of the Term Loan B are contained in a promissory note dated May 28, 1999, together with an Addendum and an Interest Rate Addendum to Note, all as such may be amended or replaced from time to time.

1.03         TERM LOAN C COMMITMENT.

(a) TERM LOAN C. Subject to the terms and conditions of this Agreement, Bank shall make available to Borrower a term loan (the "Term Loan C") in the amount of $3,000,000.

(b) TERM LOAN C INTEREST RATE. Borrower further promises to pay to Bank from the date of the advance of the Term Loan C until paid in full, interest on the unpaid balance of the Term Loan C at the rate of interest elected by the Borrower, either at the Prime Rate (as defined in Section 1.05), plus the Applicable Term Loan C Prime Rate Margin or at the LIBOR Rate (as defined in Section 1.05) plus the Applicable Term Loan C LIBOR Rate Margin.

(c)          APPLICABLE TERM LOAN C MARGINS; INTEREST COMPUTATION; LIBOR
ADDENDUM:

             (1) APPLICABLE TERM LOAN C MARGINS. Until Bank receives and reviews Borrower's Compliance Certificate pursuant to Section 4.5(c) of this Agreement for the period ending December 31, 2000, the Applicable Term Loan C Prime Rate Margin will be 3.50%, and the Applicable Term Loan C LIBOR Rate Margin will not be available. Thereafter, the Applicable Term Loan C Prime Rate Margin (as set forth below) and the Applicable Term Loan C LIBOR Rate Margin (as set forth below) will be determined by the Bank after review of the Total Leverage Ratio, as further defined herein, of the Borrower as follows:

       ------------------------------------------ ---------------------------------- ---------------------------------
                  TOTAL LEVERAGE RATIO              APPLICABLE TERM LOAN C PRIME          APPLICABLE TERM LOAN C
                                                           RATE MARGIN (%)                LIBOR RATE MARGIN (%)

       ------------------------------------------ ---------------------------------- ---------------------------------
              Equal to or greater than 4.5                      3.50%                              N/A

       ------------------------------------------ ---------------------------------- ---------------------------------
              Equal to or greater than 3.5                      2.50%                              N/A
                   but less than 4.5

       ------------------------------------------ ---------------------------------- ---------------------------------
              Equal to or greater than 2.5                      2.00%                              N/A
                But less than 3.5 times

       ------------------------------------------ ---------------------------------- ---------------------------------
              Equal to or greater than 1.5                      1.50%                             3.75%
                But less than 2.5 times

       ------------------------------------------ ---------------------------------- ---------------------------------
                     Less than 1.5                              1.00%                             3.25%

       ------------------------------------------ ---------------------------------- ---------------------------------

         "Total Leverage Ratio" is defined as the ratio of Borrower's Total Indebtedness to Consolidated Annualized EBITDA.

         "Consolidated Annualized EBITDA" is defined as Borrower's Consolidated EBITDA as calculated on an annualized basis whereby (i) through the quarterly period ending June 30, 2001, Consolidated EBITDA for the subject fiscal quarter shall be multiplied by four, and (ii) beginning with the quarterly period ending September 30, 2001, Consolidated EBITDA for the four fiscal quarters through and including the subject fiscal quarter shall be summed.

         "Consolidated EBITDA" is defined as the sum of Borrower's (i) consolidated net income, (ii) consolidated interest expense, (iii) accrued consolidated federal and state income taxes payable which are included in the determination of consolidated net income, and (iv) consolidated depreciation and amortization.

         "Total Indebtedness" is defined as all obligations for borrowed money, including all obligations owed pursuant to this Agreement, Subordinated Debt, guarantees, stand-by letters of credit, capitalized leases, and other loans. Total Indebtedness excludes all preferred stock and preferred stock dividends.

         The Bank will determine the Applicable Term Loan Prime Rate Margin and the Applicable Term Loan LIBOR Rate Margin for each fiscal quarter on the forty-fifth (45th) day following the last day of each quarter of the immediately preceding fiscal quarter by reference to the Compliance Certificate delivered to the Bank by the Borrower pursuant to Section 4.5(c) of this Agreement. If Bank has not received the Compliance Certificate by the forty-fifth (45th) day as required, the Applicable Term Loan C Prime Rate Margin will be 3.50% and any LIBOR balances may be converted to the Prime Rate plus the Applicable Term Loan C Prime Rate Margin at Bank's discretion. The Total Leverage Ratio for the immediately preceding fiscal quarter must meet the above referenced thresholds for any decrease in the Applicable Term Loan C LIBOR Rate Margin and the Applicable Term Loan C Prime Rate Margin to occur.

             (2) LIBOR ADDENDUM. The LIBOR Addendum attached to the Term Loan C Note shall set forth additional terms relating to LIBOR Rate loans.

(d) TERM LOAN C NOTE. The payment terms, maturity date, and certain other terms of the Term Loan C will be contained in a promissory note dated the date of this agreement ("Term Loan C Note"), as such may be amended or replaced from time to time.

1.04     ASSET BASED LINE OF CREDIT COMMITMENT

(a) LINE OF CREDIT - ACCOUNTS RECEIVABLE AND INVENTORY BORROWING BASE CONSTRAINED. Subject to all the terms and conditions of this Agreement, provided that no event of default then has occurred and is continuing, Bank shall upon Borrower's request, make advances ("ABL Loans") to Borrower, from time to time and in such amounts as Borrower shall request up to an aggregate principal amount outstanding not to exceed:

             (1) Eighty percent (80%) of Eligible Accounts, plus

             (2) Fifty percent (50%) of Eligible Inventory, not to exceed One Million Dollars ($1,000,000);

as such Eligible Accounts and Eligible Inventory may be adjusted from time to time as provided for under Section 4.15 hereof (the "Borrowing Base"), and in no event more than Seven Million Dollars ($7,000,000) (the "ABL Line of Credit").

          If at any time or for any reason, the outstanding principal amount of the ABL Loan Account (as defined below) is greater than the lesser of: (x) the Borrowing Base or (y) the ABL Line of Credit,

Borrower shall immediately pay to Bank, in cash, the amount of such excess. Any commitment of Bank, pursuant to the terms of this Agreement, to make ABL Loans shall expire on the ABL Maturity Date (as hereinafter defined), subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. Provided that no Event of Default (as hereinafter defined) has occurred and is continuing, all or any portion of the ABL Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the ABL Loan Account on the earlier of demand by Bank or May 31, 2001 ("ABL Maturity Date").

(b) LIMITATION ON ADVANCE OF ANY ABL LOANS. Notwithstanding any of the provisions contained in Section 1.04 (a) hereof, prior to any advance of an ABL Loan, a representative of Bank shall have conducted an audit of Borrower's books and records relating to the Accounts and Inventory and any other Collateral for the ABL Loans and made extracts therefrom, and arranged for verification of the Accounts, directly with the account debtors or otherwise, and of the Inventory all with results satisfactory to Bank, the cost of such audit shall be at Borrower's sole expense. Based on Bank's review of such audit, and prior to the advance of an ABL Loan in accordance with the terms hereof, Bank may adjust the Borrowing Base percentage, in its sole and reasonable discretion, as provided for under Section 4.15 hereof.. Unless an Event of Default has occurred and continues, Bank shall conduct no more than two (2) audits per calendar year.

(c) LOAN LEDGER ACCOUNT; USE OF PROCEEDS. The amount of each ABL Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank for the ABL Line of Credit (herein called the "ABL Loan Account") and Bank shall credit the ABL Loan Account with all loan repayments in respect thereof made by Borrower.

(d) ABL INTEREST RATE. Borrower further promises to pay to Bank from the date of the advance of the initial ABL Loan through the ABL Maturity Date, on or before the tenth (10th) day of each month, interest on the unpaid balance of the ABL Loan Account at a rate of interest elected by the Borrower, either at the Prime Rate, which shall vary concurrently with any change in such Prime Rate, plus the Applicable ABL Prime Rate Margin or at the LIBOR Rate plus the applicable ABL LIBOR Rate Margin.

(e)          APPLICABLE ABL MARGINS; INTEREST COMPUTATION; LIBOR ADDENDUM:

             (1) APPLICABLE ABL MARGIN. The Applicable ABL Prime Rate Margin (as set forth below) and the Applicable ABL LIBOR Rate Margin (as set forth below) will be determined by Bank as described in Section 1.03 (c) of this Agreement, subject to the following applicable margins:

       ------------------------------------------ ---------------------------------- ---------------------------------
                  TOTAL LEVERAGE RATIO                     APPLICABLE ABL                     APPLICABLE ABL
                                                        PRIME RATE MARGIN (%)             LIBOR RATE MARGIN (%)

       ------------------------------------------ ---------------------------------- ---------------------------------
              Equal to or greater than 2.5                      1.00%                             3.25%

       ------------------------------------------ ---------------------------------- ---------------------------------
              Equal to or greater than 1.5                      0.50%                             2.75%
                   but less than 2.5

       ------------------------------------------ ---------------------------------- ---------------------------------
                     Less than 1.5                              0.00%                             2.25%

       ------------------------------------------ ---------------------------------- ---------------------------------

         The initial Applicable ABL Prime Rate Margin will be 0.00% and the initial Applicable ABL LIBOR Rate Margin will be 2.25% until Bank's receipt of Borrower's Compliance Certificate as required pursuant to
         Section 4.05(c) for the period ending March 31, 2000, provided that such Compliance Certificate is received on or before its due date. Any time that the Compliance Certificate has not been received on or before its due date, the Applicable ABL Prime Rate Margin will be 1.00% and the Applicable ABL LIBOR Rate Margin will be 3.25%.

         (2) LIBOR ADDENDUM. The LIBOR Addendum attached hereto shall set forth additional terms relating to LIBOR Rate loans.


(f) APPLICATION OF RECEIPTS. All sums received by Bank, whether from Borrower or from Borrower's account debtors shall be applied to the outstanding ABL Loan balance immediately upon receipt thereof by the Bank. The Borrower will be charged, on a monthly basis, for the uncollected balance fees. Notwithstanding the above, Borrower will continue to maintain dominion over cash receipts until receipts are transferred to Bank.

(g) CERTAIN DEFINITIONS. As used herein the following terms shall have the following meanings:

         "Accounts" means any right to payment for goods sold or leased, or rented, or to be sold or to be leased, or to be rented, or for services rendered or to be rendered no matter how evidenced, including accounts receivable, contract rights, chattel paper, instruments, purchase orders, notes, drafts, acceptances, general intangibles and other forms of obligations and receivables.

         "Collateral" means any and all property of Borrower which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest.

         "Eligible Accounts" Eligible Accounts shall only include such accounts as Bank in its sole reasonable discretion shall determine are eligible from time to time. "Eligible Accounts" shall also NOT include any of the following, without duplication:

         (1) All Accounts under which payment is not received within 90 days from any invoice date.

         (2) All Accounts against which the account debtor or any other person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by the Account, but only to the extend of such counter claims.

         (3) Any Accounts if the account debtor or any other person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors or whose credit standing is unacceptable to Bank and Bank has so notified Borrower.

         (4) The portion of Accounts representing amounts to be paid to LifeCell pursuant to Borrower's Alloderm Co-Promotion Agreement with LifeCell Corporation dated February 9, 2000 ("LifeCell Agreement").

         (5)      Credit balances greater than 90 days from invoice date.

         (6) Accounts due from a debtor if 25% or more of the aggregate amount of accounts of such debtor have at that time remained unpaid for more than 90 days from invoice date.

         (7) For accounts representing more than 20% of Borrower's total accounts receivable, the balance in excess of 20% is not eligible, except for LifeCell accounts receivable pursuant to the LifeCell Agreement, for which the concentration limit will be applied to the end account payer rather than for LifeCell.

         (8) Accounts with respect to international transactions unless insured by an insurance company acceptable to the Bank or covered by letters of credit issued or confirmed by a bank acceptable to the Bank.

         (9) Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower, except for accounts owed by the following entities:

                  Zein Obagi, M.D.

                  VNO Corporation

                  Thomas Lee, M.D.

                  Cellogique

         (10) Accounts where the account debtor is a seller to Borrower, whereby a potential offset (contra) exists, but only to the extent of the potential offset (contra).

         (11)     Consignment or guaranteed sales.

         (12)     Contract receivables; bill and hold accounts.

         (13)     Collection accounts.

         (14)     C.O.D. accounts.

         (15)     Salesmen's accounts for promotional purposes.

         (16) All United States Government receivables, unless formally assigned to the Bank.

         (17) Accounts representing billings for service or maintenance contracts or for inventory or equipment on rent to the account debtor.

         (18)     Deferred revenues.

         (19)     Pre-billings.

         "Inventory" means all of the Borrower's goods, merchandise and other personal property which are held for sale or lease, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed, or to be used or consumed in Borrower's business, and shall include all property rights, patents, copyrights, trademarks, plans, drawings, diagrams, schematics, assembly and display materials relating thereto.

         "Eligible Inventory" means Inventory eligible for advances hereunder and shall be that Inventory deemed acceptable by Bank, and shall NOT include the following, without duplication:

         (1)      Supplies (e.g. packaging).

         (2) Raw materials / purchased parts raw materials not in saleable form.

         (3)      Work in process.

         (4)      Inventory consigned to sales representatives.

         (5)      Obsolete inventory.

         (6)      Inventory reserve amounts.

         (7)      Finished goods with no/low liquidation value.

         (8) Inventory in private warehouses (unless proper UCC-1 filing and a warehouse bailment agreement are in place).

         (9)      Defective or inventory under repair.

         (10)     Inventory not insured naming Bank as Loss Payee.

         (11)     Inventory not located at the following addresses:

                  310 Golden Shore
                  Long Beach, CA  90802

                  625 Alaska Avenue
                  Torrance, CA  90503

                  2060 E. Alosta Avenue
                  Suites 100-105, 150, and 200
                  Glendora, CA  91740

                  10717 N. Wolfe Rd.
                  Cupertino, CA  95014

         (12)     Inventory related to Borrower's "Kinetin" product lines.

         (13)     All other Inventory deemed ineligible by Bank.

(h) REQUESTS FOR ABL LOANS. Requests for ABL Loans hereunder shall be in writing duly executed by Borrower in a form satisfactory to Bank and shall contain a certification setting forth the matters referred to in
Section 1, which shall disclose that Borrower is entitled to the amount of Loan being requested.

1.05 INTEREST CALCULATIONS. The term "Prime Rate" shall mean the rate that the Bank has announced as its prime lending rate, which shall vary concurrently with any change in the Prime Rate. The term "LIBOR Rate" shall mean the LIBOR rate as specified in the addendum annexed hereto or to the Note relating to the appropriate term loans. Interest based on the Prime Rate shall vary concurrently with any change in the Prime Rate. All interest shall be computed at the rate specified herein or in Note relating to a term loan on the basis of the actual number of days during which the principal balance of the corresponding Loans are outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

1.06 DOCUMENTATION FEE, COSTS AND EXPENSES. In addition to any other amounts due, or to become due, concurrently with the execution hereof, Borrower agrees to pay to Bank a documentation fee not to exceed $5,000, as well as reasonable external legal fees and all other costs and expenses incurred by the Bank in the preparation of this Agreement, the other Loan Documents and the perfection of any security interest granted to Bank by Borrower.

1.07         LOAN FEES.

(a) COMMITMENT FEES. In addition to any other amounts due, or to become due, concurrent with the execution hereof, in connection with: (1) the ABL Line of Credit, Borrower shall pay to

Bank a loan fee of Seventeen Thousand Five Hundred Dollars ($17,500) and (2) the Term Loan C, Borrower shall pay to Bank a facility fee of Thirty Thousand Dollars ($30,000).

(b) NON-USAGE FEE. Borrower shall pay to Bank a fee on the unused portion of the ABL Line of Credit equal to one half of one percent (0.50%) per annum, payable quarterly in arrears on the first day of each quarter.

1.08 COLLATERAL. Borrower shall grant or cause to be granted to Bank a first priority lien on any and all personal property assets of Borrower which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest or pursuant to the terms of any security agreement, an intellectual property security agreement or otherwise as security for all of Borrower's obligations to Bank, all as may be subject to Section 5.03 hereof.

1.09 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest, fees, costs, and/or expenses due under this Agreement by charging Borrower's demand deposit account number 08-221-316 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

1.10 LATE CHARGE. If any installment payment, interest payment, principal payment or principal balance due to Bank is delinquent ten (10) or more days, Borrower agrees to pay Bank a late charge in the amount of five percent (5%) of the payment so due and unpaid on the ABL Line and in accordance with the appropriate Note for the term loans, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the Bank to accept any past due payment or less than the total unpaid principal balance after maturity. All payments, at Bank's sole discretion, shall be applied first to any late charges owing, then to interest and the remainder, if any, to principal.

1.11 DEFAULT RATE. If an Event of Default occurs hereunder as defined in Article VI, then during the continuance thereof at the Bank's option, the interest rate shall be five percent (5%) per year in excess of the rate otherwise applicable on the ABL Line and or in accordance with the appropriate note for any term loan..

2.           REPRESENTATIONS OF BORROWER

Borrower represents and warrants that:

2.01 EXISTENCE AND RIGHTS. Borrower is a corporation duly organized and existing and in good standing under the laws of the state of California without limit as to the duration of its existence and is authorized and in good standing to do business in the state of California. Borrower has the appropriate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each state in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary. Borrower has the power and adequate authority to make and carry out this Agreement. Borrower has no investment in any other business entity unless specified in writing to Bank.

2.02 AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement and the Loan Documents are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, by-laws, or similar document as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms; subject only to bankruptcy, insolvency or similar laws affecting creditors rights generally.

2.03 NO CONFLICT. The execution, delivery and performance of this Agreement and the Loan Documents are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

2.04 LITIGATION. Except as disclosed in writing to Bank by Borrower, there is no litigation or other proceeding pending or threatened against or affecting Borrower which if determined adversely to Borrower or its interest would have a material adverse effect on the financial condition of Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

2.05 FINANCIAL CONDITION. The unaudited consolidated balance sheet of Borrower as of December 31, 1999, and the related profit and loss statement for the twelve month period ended as of that date, a copy of which has heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with this request for credit are true and correct, and said balance sheet truly presents the financial condition of Borrower as of the date thereof, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the financial condition or business of Borrower. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.

2.06 TITLE TO ASSETS. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by Section 5.03 hereof.

2.07 TAX STATUS. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

2.08 TRADEMARKS, PATENTS. Borrower, as of the date hereof, possesses or has exclusive rights to all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

2.09 REGULATION U. None of the proceeds of any Loan shall be used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve system).

2.10 ERISA. All defined benefit pension plans as defined in the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.       CONDITIONS PRECEDENT TO LOAN

                  Prior to Bank being obligated to make any Loan pursuant to this Agreement, Bank must receive all of the following, each of which must be in form and substance satisfactory to Bank:

3.01     TERM LOAN C NOTE. Original, executed Term Loan C Note as applicable.

3.02 SECURITY AGREEMENT. Original, executed security agreements covering the personal property collateral securing the Loans.

3.03 FINANCING STATEMENT. Financing statements executed by Borrower and any grantor of a security interest.

3.05 INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage required pursuant to that Agreement to Provide Insurance executed by Borrower, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with Lenders Loss Payable endorsement in favor of Bank.

3.06 ORGANIZATIONAL DOCUMENTS. Copies of the articles of incorporation or similar document as the case may be, of Borrower.

3.07 AUTHORIZATIONS. Certified copies of all action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents.

3.08 GOOD STANDING . Good standing certificates from the appropriate secretary of state of the state in which Borrower is organized and in each state in which it is required to be qualified to do business.

3.10     AGREEMENT. This Agreement executed by Borrower.

3.11 SHARED APPRECIATION AGREEMENT. A Shared Appreciation Agreement executed by Borrower and Bank.

3.12 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the financial condition of the Borrower.

3.13     FEES. The fees required pursuant to Section 1.07 (a).

3.12 ADDITIONAL DOCUMENTS. Such other documents as Bank may reasonably deem necessary.

4.       AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees that so long as it is indebted to Bank, under borrowings, or other indebtedness, or so long as Bank has any obligation to extend credit to Borrower it will, unless Bank shall otherwise consent in writing:

4.01 RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

4.02 USE OF PROCEEDS. Use the proceeds of the Loans only for purposes specified in Section 1 of this Agreement.

4.03 INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment, and as required by that Agreement to Provide Insurance executed by Borrower, with the Bank to be shown as Lenders Loss Payee on such policies.

4.04 TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

(a) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

(b) It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it to be adequate with respect thereto.

4.05 RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times and upon reasonable notice during normal business hours; and furnish Bank:

(a) MONTHLY FINANCIAL STATEMENT. As soon as available, and in any event within thirty (30) days after the close of each month, a consolidated balance sheet, profit and loss statement and product line breakdowns of revenue which separates Borrower's Base business from other product/business lines as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail and reasonably acceptable to Bank, in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower.

(b) ANNUAL FINANCIAL STATEMENT. As soon as available, and in any event within ninety (90) days after and as of the close of each fiscal year of Borrower, a consolidated report of audit of Company, all in reasonable detail, audited by an independent certified public accountant selected by Borrower and reasonably acceptable to Bank, in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower;

(c) OFFICER'S CERTIFICATE. Within thirty (30) days after the end of each quarter and fiscal year of Borrower, a certificate of the Chief Financial Officer or President of Borrower in the form of Exhibit 4.05 (c) attached hereto, stating that Borrower has performed and observed each and every covenant contained in this Agreement to be performed by it and that no Event of Default has occurred and no condition then exists which constitutes an Event of Default hereunder or would constitute such an Event of Default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof .

(d) AUDIT REPORTS. Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim work on the accounts of Borrower made by such accountants;

(e) ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE AGINGS; INVENTORY ACTIVITY REPORT. Within fifteen (15) days from each month-end, a detailed accounts receivable aging, a detailed accounts payable aging, and setting forth the amount of any book overdraft or the amount of checks issued but not sent and an inventory certification outlining inventory composition. All the foregoing will be in a form and with such detail as Bank may request from time to time.

(f) TRANSACTION REPORTS. Within ten (10) days from each month-end, monthly transaction reports, together with payments in kind, including collateral activity and appropriate loan activity, certified by an authorized signer of Borrower. The monthly reports delivered to Bank include the following Bank forms: AC-1 Accounts Receivable and Inventory Transaction Report, AC-11 Ineligible Calculations, and AC-12 Reconciliation.

(g) LIST OF CUSTOMERS. On a quarterly basis or more frequently if requested by Bank, provide Bank with an alphabetized list of customers including addresses.

(h) OTHER INFORMATION. Such other information relating to the affairs of Borrower as the Bank reasonably may request from time to time.

4.06     TRADING RATIO. Maintain on a monthly basis a Trading Ratio of not less
1.00 to 1.00 until September 30, 2000, and 1.25 to 1.00 beginning September 30, 2000, and thereafter. Trading Ratio shall be defined as the result of Trading Assets divided by Trading Liabilities, wherein Trading Assets shall be the sum of Borrower's cash, net accounts receivable, and net inventory, and wherein Trading Liabilities shall be the sum of Borrower's ABL Loans, accounts payable, and operating accruals. Operating accruals exclude income tax liabilities and liabilities related to the acquisition of product lines and rights.

4.07 COVERAGE RATIO. Maintain on a quarterly basis a Coverage Ratio of not less than 1.50 to 1.00 beginning with the period ending December 31, 2000, as measured on a rolling four quarter basis, wherein the numerator shall be net income plus depreciation and amortization, and the denominator shall be the sum of the current maturities of all long-term debt (including subordinated debt), with the exception of the ABL, preferred stock or preferred stock dividends, all as computed and determined in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower.

4.08 QUARTERLY NET INCOME. Maintain, on a consolidated basis, net income of at least ($1,000,000) for the quarter ending March 31, 2000; ($1,500,000) for the six months ending June 30, 2000; ($1,500,000) for the nine months ending September 30, 2000; and $750,000 for the quarter ending December 31, 2000, and for each quarter thereafter.

4.09 BASE BUSINESS REVENUE. Maintain Base Business Revenue of at least $5,500,000 for each of the fiscal quarters ending March 31, 2000, and June 30, 2000; $6,000,000 for the fiscal quarter ending September 30, 2000, and $7,000,000 for the fiscal quarter ending December 31, 2000, and for each fiscal quarter thereafter. "Base Business Revenue" is defined as the ongoing revenue derived from the sale of product lines as such products were offered for sale by Borrower as of December 31, 1999, including acne products.

4.10 ERISA. Cause all defined benefit pension plans, as defined in ERISA, of Borrower to, at all times, meet the minimum funding standards of Section 302 of ERISA, and ensure that no Reportable Event or Prohibited Transaction, as defined in ERISA, will occur with respect to any such plan.

4.11 LAWS. At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority with respect to borrower's business and the use, maintenance and operation of the real and personal property owned or leased by it in the conduct of its business.

4.12 GAAP. Compliance with all financial covenants shall be calculated based on generally accepted accounting principles applied on a consistent basis as maintained by Borrower.

4.13 OPERATING ACCOUNTS. Maintain all primary accounts and banking relationship with the Bank. Maintain, or cause to be maintained, on deposit with Bank, non-interest bearing demand deposit balances sufficient to compensate Bank for all services provided by Bank. Balances shall be calculated after reduction for the reserve requirement of the Federal Reserve Board and uncollected funds. Any deficiencies shall be charged directly to the Borrower on a monthly basis.

4.14 NOTICES. Promptly notify Bank in writing of (i) the occurrence of any Event of Default hereunder or any event which upon notice and lapse of time would be an Event of Default; (ii) all litigation affecting Borrower where the amount of Borrower's potential loss exposure is $500,000 or more; any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority; any change in Borrower's name or principal place of business; or any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations.

4.15 AUDITS. Permit representatives of Bank to conduct audits of Borrower's books and records relating to the Accounts, Inventory and other Collateral and make extracts therefrom, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense. Notwithstanding any of the provisions contained in Section 1.04 (a) hereof, Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to adjust the Borrowing Base percentage, in its sole and reasonable discretion, based on its review of the results of such collateral audit.

4.16 COVENANTS RELATING TO COLLATERAL. In addition to any covenants in any Loan Document relating to any Collateral the Borrower agrees:

(a) To execute and deliver to Bank such assignments, including Bank's standard forms of Specific or General Assignment covering individual Accounts, notices, financing statements, and other documents and papers as Bank may require in order to affirm, effectuate or further assure the assignment to Bank of the Collateral or to give any third party, including the account debtors obligated on the Accounts, notice of Bank's interest in the Collateral.

(b) That until Bank exercises its rights to collect the Accounts and Inventory proceeds pursuant to Section 4.16 (e), Borrower will collect with diligence all Borrower's Accounts and Inventory proceeds. Any collection of Accounts or Inventory proceeds by Borrower, whether in the form of cash, checks, notes, or other instruments for the payment of money (properly endorsed or assigned where required to enable Bank to collect same), shall be in trust for Bank.

(c) That until Bank exercises its rights to collect the Accounts or Inventory proceeds pursuant to Section 4.16 (e), Borrower may continue its present policies with respect to returned merchandise and adjustments. However upon Bank's request, Borrower shall, within 10 days of the end of each month notify Bank of all cases involving returns, repossessions, and loss or damage of or to merchandise represented by the Accounts or constituting Inventory and of any credits, adjustments or disputes arising in connection with the goods or services represented by the Accounts or constituting Inventory and, in any of such events, Borrower will immediately pay to Bank from its own funds (and not from the proceeds of Accounts or Inventory) for application to Borrower's Loan Account or any other obligation secured hereby the amount of any credit for such returned or repossessed merchandise and adjustments made to any of the Accounts.

(d) To promptly notify Bank of any attachment or other legal process levied against any of the Collateral and any information received by Borrower relative to the Collateral, including the Accounts, the account debtors or other persons obligated in connection therewith, which may in any way materially affect the value of the Collateral or the rights and remedies of Bank in respect thereto

(e) That upon the occurrence of an Event of Default, Bank may at any time, upon prior written notice to Borrower, collect the Accounts and Inventory proceeds and may give notice of assignment to any and all account debtors, and Borrower does hereby make, constitute and appoint Bank its irrevocable, true and lawful attorney with power to receive, open and dispose of all mail addressed to Borrower, to endorse the name of Borrower upon any checks or other evidences of payment that may come into the possession of Bank upon the Accounts or as proceeds of Inventory; to endorse the name of the undersigned upon any document or instrument relating to the Collateral; in its name or otherwise, to demand, sue for, collect and give acquittances for any and all moneys due or to become due upon the Accounts; to compromise, prosecute or defend any action, claim or proceeding with respect thereto; and to do any and all things necessary and proper to carry out the purpose herein contemplated.

(f) To do all acts necessary to maintain, preserve, and protect the Inventory, keep all Inventory in good condition and repair and not to cause any waste or unusual or unreasonable depreciation thereof.

(g) In the event any unpaid balance of Borrower's Loan Account shall exceed the maximum amount of outstanding Loans to which the Borrower is entitled under Section 1 hereof, Borrower shall immediately pay to Bank for credit to Borrower's Loan Account the amount of such excess.

5.       NEGATIVE COVENANTS OF BORROWER

Borrower agrees that so long as it is indebted to Bank, or so long as Bank has any obligation to extend credit to Borrower, it will not, without Bank's written consent:

5.01 TYPE OF BUSINESS; MANAGEMENT; CHANGE IN CONTROL. Make any substantial change in the character of its business, or permit Mandarin Partners, LLC, to own less than a controlling position in Borrower.

5.02 OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness (including capital leases) for borrowed moneys except Permitted Indebtedness. For purposes of this Agreement, "Permitted Indebtedness" shall be defined as (i) indebtedness owing to Bank in accordance with the terms of this Agreement and the Loan Documents; (ii) indebtedness secured by a purchase money lien in an amount not to exceed $200,000 in the aggregate in any fiscal year; and (iii) that indebtedness currently existing as shown on the attached Schedule 5.02.

5.03 LIENS AND ENCUMBRANCES. Create, incur, permit to exist, or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any asset now owned or hereafter acquired by it, other than (i) liens for taxes not delinquent, (ii) liens in Bank's favor, (iii) liens specifically securing Permitted Indebtedness, and (iv) other than liens agreed to in writing by Bank.

5.04 LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government, or commercial paper with a rating of A-1 or better; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business other than up to a total of One Hundred Fifty Thousand Dollars ($150,000).

5.05 ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same, all except for such transactions that involve total cash consideration of up to One Million Dollars ($1,000,000) per year in aggregate and except as listed in Schedule 5.05 attached hereto.

5.06 CAPITAL EXPENDITURES. Make or incur obligations for fixed or capital assets, which includes purchase money indebtedness or capital lease obligations in excess of $750,000 in any given fiscal year of Borrower.

5.07 DIVIDENDS. Declare or pay any dividend or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock other than in dividends or distributions payable in Borrower's capital stock, except for the repurchase of Borrower's capital stock in an amount not to exceed $500,000 from officers, directors, employees or consultants of Borrower upon termination of their employment with or rendering of service to Borrower, and except for the repurchase of up to $150,000 of preferred stock or the payment of dividends relating thereto from Dr. Obagi provided that no Event of Default has occurred and continues, or provided that such repurchase would not otherwise cause an Event of Default with respect to any other section of this Agreement.

5.08 SUBORDINATED LIABILITIES. Make any payments on any Borrower's obligation subordinated to the obligations to Bank, other than in accordance with the provisions of any subordination agreement executed by the Bank and the subordinated debt holder.

6.       EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Events of Default") shall, at Bank's option, terminate Bank's commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to Bank immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

6.01 FAILURE TO PAY. Failure to pay, after written notice, any installment of principal or of interest on any indebtedness of Borrower to Bank within five (5) days of its due date.

6.02 BREACH OF COVENANT. Failure of Borrower to perform any other term or condition of this Agreement or any Loan Document binding upon Borrower.

6.03 BREACH OF WARRANTY. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any respect.

6.04 INSOLVENCY; RECEIVER OR TRUSTEE. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

6.05 JUDGMENTS, ATTACHMENTS. Any money judgment in excess of $100,000, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period of ten (10) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

6.06 BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall not be dismissed within thirty (30) days thereafter.

6.07 REVOCATION OF SUBORDINATION AGREEMENT. Any subordination agreement required hereunder is breached or becomes ineffective; or any subordination creditor disavows or attempts to revoke or terminate such guarantee or subordination agreement.

6.08 CESSATION OF BUSINESS. Borrower shall voluntarily suspend its business.

6.09 ADVERSE CHANGE. Any change which, in the reasonable opinion of Bank, is materially adverse to the financial condition of Borrower or any Guarantor; or should Bank, for any material reason, believe that the prospect of Borrower's payment or performance hereunder or under any other agreement or instrument with Bank be impaired.

6.10 OTHER DEFAULTS. Any default in the payment in excess of $25,000 or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, unless Borrower is contesting such default in good faith to the Bank's satisfaction.

6.11 ADVANCES. Notwithstanding anything to the contrary contained herein, Bank shall have no duty to make advances while any event of default exists notwithstanding any cure period provided for herein.

6.12 RIGHT TO CURE. If any default, other than a default on indebtedness, is curable, and if Borrower has not been given a prior notice of a breach of the same provision of this agreement, it may be cured, (and no Event of Default will have occurred), if Borrower, after Bank sends written notice demanding cure of such default, (a) cures the default within ten (10) days, or (b) if the cure requires more than ten (10) days, immediately initiates steps which Bank deems, in Bank's sole discretion, to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

7.       MISCELLANEOUS PROVISIONS

7.01 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Bank or any holder of notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any note (s) issued in connection with a Loan that Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.02 COUNTERPARTS; ENTIRE AGREEMENT. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes, amends, and restates in full any prior agreements, written or oral, with respect thereto.

7.03 ATTORNEY'S FEES. Borrower will pay promptly to Bank without demand after notice, with interest thereon from the date of expenditure at the rate applicable to the Loan, reasonable attorneys' fees and all costs and expenses paid or incurred by Bank in collecting or compromising the Loan after the occurrence of an Event of Default, whether or not suit is filed. If suit is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs in addition to any other remedy or recovery awarded by the court.

7.04 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

7.05 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower.

7.06 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the state of California, to the jurisdiction of whose courts the parties hereby agree to submit.

7.07 OFFSET. In addition to and not in limitation of all rights of offset that Bank or other holder of the Loan may have under applicable law, Bank or other holder of any note issued hereunder shall, upon the occurrence of any Event of Default or any event which with the passage of time or notice would constitute such an Event of Default, have the right to appropriate and apply to the payment of the Loan any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with Bank or other holder, within ten (10) days after the Event of Default, and notice of the occurrence of any Event of Default by Bank to Borrower.

7.08 SEVERABILITY. Should any one or more provisions of the Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.09 TIME OF THE ESSENCE. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

7.10 ACCOUNTING. All accounting terms shall have the meanings applied under generally accepted accounting principles unless otherwise specified.

7.11     REFERENCE PROVISION.

(a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Credit Agreement, any security agreement executed by Borrower in favor of Bank or any note executed by Borrower in favor of Bank or any other agreement or instrument issued in favor of Bank by Borrower (collectively in this Section, the "Agreement") which controversy, dispute or claim is not settled in writing within thirty
(30) days after the "CLAIM DATE" (defined as the date on which a party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 ET SEQ. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the Real Property, if any, is located or Los Angeles County if none (the "COURT"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP Section 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the state of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

(c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the state of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

7.12 This Agreement may be modified only by a writing signed by all parties hereto.



This Agreement is executed on behalf of the parties by duly authorized officers as of the date first above written.





IMPERIAL BANK                           OBAGI MEDICAL PRODUCTS, INC.
("BANK")                                ("BORROWER")


By:  /s/ Clinton E. Anderson            By:  /s/ Joseph W. Sortais
   ---------------------------             ------------------------------
         Clinton E. Anderson                     Joseph W. Sortais

Its:     Vice President                 Its:     Chief Financial Officer


                                        By:  /s/ Philip Rose
                                           ------------------------------
                                                 Philip Rose

                                        Its:     President

                                  SCHEDULE 5.02

                             Permitted Indebtedness

1. Promissory Note dated June 7, 1999 in the original amount of nine hundred thousand ($900,000) to Maron Nu-Tech, Inc.

2. Promissory Note dated December 2, 1997 in the original amount of three million ($3,000,000) to Dr. Zein Obagi and/or related parties.

3. Capitalized Lease Obligation dated August 1998 in the original amount of ninety five thousand four hundred and eighty ($95,480) to Lucent Technologies.

                                  SCHEDULE 5.05

       Permitted Acquisition or Sale of Business; Merger or Consolidation



1.       Acquisition of stock in Dermatech not to exceed $200,000.

2. Sale of product marketing rights to market Kinetin products in the Republic of Korea wherein Borrower receives total cash consideration of not less than $500,000.

[LOGO]                                   LIBOR ADDENDUM TO CREDIT AGREEMENT


     This Libor Addendum ("Addendum") is dated as of March 22, 2000, and is by and between OBAGI MEDICAL PRODUCTS, INC. ("Borrower") and Imperial Bank ("Bank"). This Addendum amends and supplements the CREDIT AGREEMENT to which it is attached (the "Note") and forms a part of and is incorporated into the Note.

     In the event of any inconsistency between the terms herein and the terms of the Note, the terms herein shall in all cases govern and control. All capitalized terms herein, unless otherwise defined herein, shall have the meanings set forth in the Note.

     1. ADVANCES.

     1.1 PRIME LOANS. Advances permitted pursuant to the terms of the Note or this Addendum which bear interest in relation to Bank's Prime Rate shall be referred to herein as "Prime Loans" and each such advance shall be a "Prime Loan." Each Prime Loan shall bear interest at an annual rate equal to the sum
of   *   % plus the Bank's Prime Rate. "Prime Rate" shall mean the rate of interest publicly announced by Bank from time to time in Inglewood, California, as its prime rate for lending. The Prime Rate is not intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to borrowers.

     1.2 LIBOR LOANS. Advances permitted pursuant to the terms of the Note or this Addendum which bear interest in relation to the Libor Rate shall be referred to herein as "Libor Loans" and each such advance shall be a "Libor Loan." Each Libor Loan shall bear interest at the Libor Rate, as defined below. A Libor Loan shall be in the minimum amount of One Million Dollars ($1,000,000) or such greater amount which is an integral multiple of One Hundred Thousand Dollars ($100,000). No Libor Loan shall be made after the last Business Day that is at least THREE (3) MONTHS prior to the Maturity Date described in the Note.

                              *Refer to Credit Agreement for Pricing Grid

     2. INTEREST ON LIBOR LOANS.

     2.1 RATE OF INTEREST. Each Libor Loan shall bear interest on the unpaid principal amount thereof from the Loan Date through the date paid (whether by acceleration or otherwise) at a rate equal to the sum of * % per annum plus the Libor Rate for the Interest Period.

         (a) "Loan Date" shall mean the date on which (i) a Libor Loan is made, a Libor Loan is continued, or a Prime Loan is converted to a Libor Loan.

         (b) "Interest Period" shall mean a period of one (1), three (3) or six (6) months, commencing on the applicable Loan Date, as selected by Borrower pursuant to Section 2.2; PROVIDED, HOWEVER, that Borrower may not select an Interest Period that would otherwise extend beyond the Maturity Date of the Loan. Borrower may also select a twelve (12) month Interest Period if and when Bank notifies Borrower that such Interest Period is available, as determined by Bank in its sole discretion. During a Libor Interest Period, interest shall be payable on the last day of the Interest Period, provided that for any Interest Period longer than 3 months, interest shall be payable quarterly and on the last day of the Interest Period.

         (c) "Libor Rate" shall mean, for the applicable Interest Period for a Libor Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the Libor Base Rate for such Interest Period divided by (ii) 1.00 minus the Reserve Requirement Rate (expressed as a decimal fraction) for such Interest Period.

         (d) "Libor Base Rate" shall mean with respect to any Interest Period, the rate equal to the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of:

              (i) the offered rates per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears at 11:00 a.m., London time, on the Reuters Screen LIBOR Page on the Business Day that is two
(2) Business Days before the first day of such Interest Period, in each case if at least four (4) such offered rates appear on such page, or

              (ii) if clause (i) is inapplicable, (x) the offered rate per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears as of 11:00 a.m., London time on the Telerate Monitor on Telerate Screen 3750 on the Business Day which is two (2) Business Days before the first day of such Interest Period; or (y) if clause (x) above is inapplicable, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the interest rates per annum offered by at least three
(3) prime banks selected by Bank at approximately 11:00 a.m. London time, on the Business Day which is two (2) Business Days before such date for deposits in U.S. Dollars to prime banks in the London interbank market, in each case for a period equal to such Interest Period in an amount equal to the amount to which the Libor Rate applies.

          (e) "Business Day" means any day on which Bank is open for business in the State of California.

          (f) "Reuters Screen LIBOR Page" means the display designated as page LIBOR on the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks.

          (g) "Reserve Requirement Rate" means, for any Interest Period, the aggregate of the rates, effective as of the Business Day which is two (2) Business Days before the first day of the Interest Period, at which:

               (i) reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System; and

              (ii) any additional reserves are required to be maintained by Bank by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Libor Rate is to be determined as provided in the definition of "Libor Base Rate;" or (y) any category of extensions of credit or other assets which include Libor Loans.

          (h) "Regulatory Change" means, with respect to Bank, any change on or after the date of the Note and this Addendum in any Governmental Regulation, including the introduction of any new Governmental Regulation or the rescission of any existing Governmental Regulation.

          (i) "Governmental Regulation" means any (i) United States Federal, state or foreign law or regulation (including without limitation Regulation D); and (ii) the adoption or making of any interpretation, application, directive or request applying to a class of lenders, including Bank, of or under any United States Federal, state, or any foreign law or regulation (whether or not having the force of law) by any court or by any governmental, central banking, monetary or taxing authority charged with the interpretation or administration of such law or regulation.

     2.2 DETERMINATION OF INTEREST RATES. Subject to the terms and conditions of the Note and this Addendum, Borrower, at its option, may request an advance in the form of a Libor Loan, a continuation of a Libor Loan, or a conversion of a Prime Loan into a Libor Loan, only upon delivery to Bank of an irrevocable written notice received by Bank at least three (3) Business Days prior to the requested Loan Date, specifying (i) the principal amount of such Libor Loan, (ii) the requested Loan Date, and (iii) the selected Interest Period. Upon receiving such notice, Bank shall determine (which determination shall be in accordance with Section 2.1 and shall, absent manifest error, be final, conclusive and binding upon all parties hereto) the Libor Rate applicable to such Libor Loan two (2) Business Days prior to the Loan Date, and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower. If Borrower shall fail to notify Bank of its selected Interest Period for a Libor Loan (including the continuation of an existing Libor Loan or the conversion of a Prime Loan into a Libor Loan), the Borrower shall be deemed to have selected an Interest Period of three (3) months.

     2.3 COMPUTATION OF INTEREST AND FEES. All computations of interest and fees payable pursuant to the Note shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed (less the date of repayment).

     2.4 RECORDATION BY BANK. Bank is hereby authorized to record the Loan Date, the applicable Interest Period, the principal amount, and the interest rate of each Libor Loan made (or continued or converted) by Bank, and the date and amount of each payment or prepayment of principal thereof, in Bank's records. Any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information recorded; PROVIDED that the failure to make any such recordation shall not in any way affect the Borrower's obligations hereunder.

     3.  CONVERSION TO PRIME LOANS.

     3.1 ELECTION BY BORROWER. Subject to all the terms and conditions of this Addendum, Borrower may elect from time to time to convert a Libor Loan to a Prime Loan by giving Bank at least three (3) Business Days' prior irrevocable notice of such election, and any such conversion of a Libor Loan shall be made on the last day of the Interest Period with respect thereto.

     3.2 FAILURE OF NOTICE BY BORROWER. If Borrower otherwise fails to give notice specifying its requests with respect to any Libor Loans that are scheduled to become due, such failure shall be deemed, in the absence of any notice from Borrower to the contrary, to be notice of a requested advance in the form of a Prime Loan in a principal amount equal to the amount of said Libor Loan.

     4.  PREPAYMENTS.

     4.1 VOLUNTARY PREPAYMENT BY BORROWER. Subject to the terms and conditions of the Note and this Addendum, Borrower may, upon at least three
(3) Business Days' irrevocable notice to Bank as provided herein, at any time and from time to time on any Business Day prepay any Prime Loan or Libor
Loan in whole or in part, without penalty or premium, other than customary actual "Breakage Fees" and "Prepayment Costs" as defined below, resulting from prepayment of any Libor Loan prior to the expiration of the Interest Period relating thereto. The notice of prepayment shall specify the date and amount of the prepayment, and the Loan to which the prepayment applies. Each partial prepayment of a Libor Loan shall be in an amount not less than One Hundred Thousand Dollars ($100,000) or such greater amount which is an integral multiple of One Hundred Thousand Dollars ($100,000); PROVIDED that unless a Libor Loan is prepaid in full, no prepayment shall be made if, after giving effect to such prepayment, the aggregate principal amount of Libor Loans having the same Interest Period shall be less than One Million Dollars ($1,000,000). Notice of prepayment having been delivered as aforesaid, the principal amount of the prepayment specified in such notice shall become due and payable on the prepayment date set forth in such notice. All payments of principal under this Section 4 shall be accompanied by accrued but unpaid interest on the amount being prepaid through the date of such prepayment.

      4.2 BREAKAGE FEES. If for any reason (including voluntary or mandatory prepayment, voluntary or mandatory conversion of a Libor Loan into a Prime Loan, or acceleration), Bank receives all or part of the principal amount of a Libor Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the Breakage Fees, defined as the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank (without regard to whether Bank actually so invests said funds) by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive and final, absent manifest error.

      4.3 PREPAYMENT COSTS. Borrower shall pay to Bank, upon the demand of Bank, such other amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any loss, costs or expense incurred by it as a result of any prepayment by Borrower (including voluntary or mandatory prepayment, voluntary or mandatory conversion of a Libor Loan into a Prime Loan, or prepayment due to acceleration) of all or part of the principal amount of a Libor Loan prior to the last day of the Interest Period for such Loan (including without limitation any failure by Borrower to borrow a Libor Loan on the Loan Date for such borrowing specified in the relevant notice of borrowing hereunder). Such costs shall include, without limitation, any interest or fees payable by Bank to lenders of funds obtained by it in order to make or maintain its loans based on the London interbank eurodollar market. Bank's determination as to such costs shall be conclusive and final, absent manifest error.

      5.    REMEDIES UPON EVENTS OF DEFAULT.

      5.1 CONVERSION TO PRIME LOANS. If any Event of Default has occurred and is continuing under the Note or this Addendum, then in addition to all other remedies available to Bank under the Note, at the option of Bank and without demand or notice, all Libor Loans then outstanding shall be automatically converted to Prime Loans on the last day of each respective Interest Period for each Libor Loan.

      5.2 INDEMNITY. Borrower agrees to pay and indemnify Bank for, and to hold Bank harmless from, any and all cost, loss or expense (including without limitation any such cost, loss or expense arising from interest or fees payable by Bank to lenders of funds obtained by it in order to maintain its Libor Loans hereunder, or in its reemployment of funds obtained in connection with the making or maintaining of Libor Loans) which Bank may sustain or incur as a consequence of any default by Borrower in connection with or related to:
(a) payment of the principal amount of or interest on Libor Loans, (b) making a borrowing or conversion of a Libor Loan after Borrower has given a notice thereof in accordance with this Addendum, or (c) making a prepayment of a Libor Loan after Borrower has given a notice thereof in accordance with this Addendum, or any prepayment (whether optional or mandatory) of any Libor Loan prior to the end of the applicable Interest Period for such Loan.

      6.    ADDITIONAL PROVISIONS REGARDING LIBOR LOANS.

      6.1 LIBOR RATE TAXES. All payments of principal, interest, fees, costs, expenses and all other amounts payable by Borrower pursuant to the Note and this Addendum shall be made free and clear of and without reduction by reason of all present and future income, stamp and other taxes or other charges whatsoever imposed, assessed, levied or collected by any national government or any political subdivision or taxing authority thereof or any organization of which it is a member (excluding (i) any taxes imposed on or measured by the overall net income or gross receipts of Bank by any such entity, and (ii) any taxes which would have been imposed even if no provisions for Libor Loans had appeared in this Addendum) (collectively, "Libor Taxes").

            If any Libor Taxes are required to be withheld from any amounts payable to Bank, Borrower shall pay such additional amounts as may be necessary so as to yield to Bank a net amount equal to the total amount of the payments provided for in this Addendum or under the Note which Bank would have received if such amounts had not been subject to Libor Taxes.

            If any Libor Taxes are payable directly by Borrower, they shall be paid by Borrower prior to the date on which penalties attach for failure to timely pay such Libor Taxes. Within forty five (45) days after the date on which payment of any such Libor Taxes is due pursuant to applicable law, Borrower will furnish Bank the original receipt for the full payment of such Libor Taxes or, if such is not available, evidence of such payment satisfactory in form and substance to Bank. Borrower shall indemnify and hold Bank harmless against, and will reimburse to Bank, upon demand, any incremental taxes, interest or penalties that may become payable by Bank as a result of any failure by Borrower to pay any Libor Taxes when due.

      6.2 INABILITY TO DETERMINE FAIR INTEREST RATE. If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the Libor Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, (ii) the Libor Rate does not accurately reflect the cost to Bank of lending the Libor Loan, or (iii) by reason of any changes arising after the date of the Note affecting the London interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in Sections 2.1 and 2.2 above, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make Libor Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to Libor Loans, or until such time as Bank notifies Borrower that the circumstances giving rise to Bank's notice no longer exist. While such circumstances continue to exist, (x) any requested Libor Loan shall be treated as a request for a Prime Loan, (y) any Prime Loan that was to have been converted to a Libor Loan shall be continued as a Prime Loan, and (z) any outstanding Libor Loan shall be converted retroactively, on the first day of the then current Interest Period with respect thereto, to a Prime Loan.

      6.3 ILLEGALITY OR IMPRACTICABILITY. If (i) due to any Governmental Regulation it shall become unlawful for Bank to continue to fund or maintain any Libor Loans, or to perform its obligations hereunder, or (ii) due to any contingency occurring after the date of the Note which has a material adverse effect on the London interbank eurodollar market, it has become impracticable for Bank to continue to fund or maintain any Libor Loans, or to perform its obligations hereunder, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make Libor Loans shall terminate, and in such event, (x) any requested Libor Loan shall be treated as a request for a Prime Loan, (y) any Prime Loan that was to have been converted to a Libor Loan shall be continued as a Prime Loan, and (z) any outstanding Libor Loan shall be converted retroactively, on the first day of the then current Interest Period with respect thereto, to a Prime Loan.

      6.4 GOVERNMENTAL REGULATIONS; INCREASED COSTS. Borrower shall pay to Bank within 15 days after demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any increased costs incurred by Bank that Bank determines are attributable to its making or maintaining of any Libor Loans to Borrower (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

            (a) imposes a new tax or changes the basis of taxation of any amounts payable to Bank under the Note of this Addendum in respect of any Libor Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

            (b) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits or other liabilities with or for the account of Bank (including any Libor Loans or any deposits referred to in the definition of Libor Base
Rate); or

            (c) imposes any other condition affecting the Note (or any of such extensions of credit or liabilities); or

            (d) imposes or modifies a Governmental Regulation regarding capital adequacy which has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank ("Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material.

         Bank will notify Borrower of any event occurring after the date of the Note which will entitle Bank to Additional Costs pursuant to this Section
6.4 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for Additional Costs under this Section 6.4. Determinations and allocations by Bank for purposes of this Section 6.4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Libor Loans or of making or maintaining Libor Loans or on amounts receivable by it in respect of Libor Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive and final, absent manifest error.

         This Addendum is executed as of the date first written above.




BORROWER                               BANK

OBAGI MEDICAL PRODUCTS. INC.           IMPERIAL BANK
---------------------------------      a California banking corporation

a  a California corporation
  -------------------------------

By Philip Rose    /s/ Philip Rose      By /s/  Clinton E. Anderson
  -------------------------------         -------------------------------
                                           Clinton E. Anderson
Its  President
    -----------------------------
                                            Its Vice President
By Joseph W. Sortais /s/Joseph W. Sortais      --------------------------
  ---------------------------------------

Its Secretary and CFO
    -----------------------------


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